As filed with the Securities and Exchange Commission on August 3, 2010
Registration No. 333-141921

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-2091194 (I.R.S. Employer Identification Number)

500 W. Illinois, Suite 100 Midland, Texas 79701 (432) 620-5500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Kenneth V. Huseman President 500 W. Illinois, Suite 100 Midland, Texas 79701 (432) 620-5500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

     Approximate date of commencement of proposed sale to the public: Not applicable. Termination of Registration Statement and deregistration of related securities that were not sold pursuant to the Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION STATEMENT AND
DEREGISTRATION OF SECURITIES
     On April 5, 2007, Basic Energy Services, Inc. (“Basic”) filed a Registration Statement on Form S-3, Registration No. 333-141921 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), registering the resale of 1,794,759 shares of common stock by selling stockholders (the “Registered Securities”). The Registration Statement was declared effective by the Commission on April 17, 2007.
     Basic has decided to deregister all of the Registered Securities which are authorized for sale under the Registration Statement but which remain unsold to date. Pursuant to the undertaking made by Basic in Part II, Item 17(a)(3) of the Registration Statement, Basic hereby amends the Registration Statement to deregister all Registered Securities remaining unsold as of the date hereof and files this Post-Effective Amendment No. 1 to remove all such unsold Registered Securities from registration and to terminate the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on August 3, 2010.

BASIC ENERGY SERVICES, INC.
By:	/s/ Kenneth V. Huseman
	Name:	Kenneth V. Huseman
	Title:	President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kenneth V. Huseman Kenneth V. Huseman	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2010

/s/ Alan Krenek Alan Krenek	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 3, 2010

* Steven A. Webster	Chairman of the Board	August 3, 2010

* James S. D’Agostino, Jr.	Director	August 3, 2010

* William E. Chiles	Director	August 3, 2010

* Robert F. Fulton	Director	August 3, 2010

* Sylvester P. Johnson, IV	Director	August 3, 2010

* Thomas P. Moore, Jr.	Director	August 3, 2010
	Director	August 3, 2010
Antonio O. Garza, Jr.

* By	/s/ Alan Krenek, Attorney-in-Fact Alan Krenek, Attorney-in-Fact